Exhibit 99.1

UTStarcom Board Elects New Independent Director

BEIJING, CHINA — December 16, 2010 — UTStarcom, Inc. (“UTStarcom” or “the Company”)  (Nasdaq: UTSI) a global leader in IP-based, end-to-end networking solutions and international service and support in China today announced that its board of directors had elected Mr. Linzhen Xie as director.  He was also appointed to the Board’s Audit Committee and its Nominating and Corporate Governance Committee. The move increased the size of UTStarcom’s board from 6 to 7. Mr. Linzhen Xie’s position and appointments on the Company’s board of directors were effective December 13, 2010. As a result of the election, the majority of the directors constituting the Board of Directors of the Company are independent directors.

Mr. Xie brings his considerable experience in the telecommunications industry to the board and the Company.  At age 70, Mr. Xie has about 28 years of experience in China’s electronics industry, and for the last 21 of those years he has served as a Professor of electronics at Peking University.  He holds a number of positions with industry associations and companies including: Vice President of China Mobile Communications Association since 2004; Chief Scientist and member of the Board of Directors of CECT-Chinacomm Communications Co. Ltd., a state-owned wireless broadband service provider since 2006;  a member of the Board of Directors of SIM Technology Group Ltd., a Hong Kong listed mobile handset and wireless communication development company since 2009; and a member of the Board of Directors of Funtalk China Holding Ltd., a NASDAQ listed distributor of mobile communications devices and accessories since 2009.

“We are very pleased that Mr. Xie is joining UTStarcom as he brings a wealth of experience to the board having held numerous academic, senior government and industry association positions,” stated Thomas J. Toy, chairman of the board of UTStarcom. “In addition, we will be able to draw on his considerable knowledge and understanding of China’s burgeoning telecom sector as well as his wisdom and considerable technical expertise as we drive the business forward.”

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The Company sells its solutions to operators in both emerging and established telecommunications and cable markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks.

Founded in 1991, listed in NASDAQ in 2000, the Company has its operational headquarters in Beijing, China and research and development operations in China and India. For more information about UTStarcom, visit the Company’s Web site at http://www.utstar.com.